EXHIBIT 99.1
CONTACT:	March 30, 2006
G. Scott Segler
Chief Financial Officer (908) 387-1673
SENTIGEN HOLDING CORP. ANNOUNCES ANNUAL RESULTS
This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.
Phillipsburg, NJ, March 30, 2006: Sentigen Holding Corp. (Nasdaq: SGHL), today reported results for the year and fourth quarter ended December 31, 2005.
About Sentigen Holding Corp.
     Sentigen Holding Corp. (Nasdaq: SGHL) conducts business through two wholly-owned operating subsidiaries, Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”). Sentigen Biosciences has been primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences has initially targeted its Tango™ Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. CMT provides contract research and development services to companies engaged in the drug discovery process and works in close cooperation with Sentigen Biosciences to commercialize specific applications of the Tango™ Assay System. On February 22, 2005 we sold the assets of Specialty Media, a division of CMT, for $6.5 million to Serologicals Corporation (Nasdaq: SERO). Accordingly, the assets and liabilities of Specialty Media were accounted for as assets and liabilities held for sale in the consolidated balance sheet as of December 31, 2004. In addition, the statements of operations for Specialty Media have been accounted for as discontinued operations, net of tax in our consolidated statements of operations.
Consolidated Results of Continuing Operations
     Revenues for the year ended December 31, 2005 were $6,671,779 compared to revenue of $6,315,053 for the year ended December 31, 2004, an increase of $356,726 or 6%. For the year ended December 31, 2005, revenues attributable to CMT were $5,807,680 and declined 5% when compared to revenues for the year ended December 31, 2004. This decline was offset by an increase in revenues earned by Sentigen Biosciences under our contract with Technical Support Working Group (TSWG) — an interagency government office with representatives from the Departments of Defense, State and Homeland Security — to develop advanced biotechnology for the detection of explosives and other threats. Under this contract we earned $743,099 during the year ended December 31, 2005 compared to $183,213 during the year ended December 31, 2004. The increase in 2005 is attributed to a full year of operation under the contract during 2005.
     Revenues for the quarter ended December 31, 2005 were $1,357,747, a 38% decrease from the quarter ended December 31, 2004. Revenues attributable to CMT were $1,073,096 for the quarter ended December 31, 2005, a 49% decrease when compared to the quarter ended December 31, 2004. Revenues attributable to Sentigen Biosciences were $284,651 for the quarter ended December 31, 2005, a 154% increase when compared to the quarter ended December 31, 2004.

     The loss from continuing operations for the year ended December 31, 2005 was $2,627,379 or ($0.35) per share. This compares to a loss from continuing operations of $2,766,839 or ($0.37) per share for the year ended December 31, 2004. The improvement was due to both the TSWG contract for Sentigen Biosciences and the increase of net interest income from the investment of the proceeds from the sale of Specialty Media.
     The loss from continuing operations for the quarter ended December 31, 2005 was $1,028,975 or ($0.14) per share. This compares to a loss from continuing operations of $214,034 or ($0.03) per share for the quarter ended December 31, 2004. The increase in loss was primarily due to the increase in expenses at the parent company and decreased operating income from continuing operations attributable to CMT for the quarter ended December 31, 2005 when compared to the quarter ended December 31, 2004.
Results of Continuing Operations by Segment
     The Company operates through two wholly-owned subsidiaries, CMT and Sentigen Biosciences. CMT, Sentigen Biosciences and Corporate are distinct reportable operating segments.
     Cell & Molecular Technologies. Operating income attributable to CMT for the year ended December 31, 2005 was $671,980 compared to $1,342,984 for the year ended December 31, 2004, a 50% decline. The decline is due to lower revenues, increased direct materials costs on services revenue, and higher selling, general and administrative expenses.
     Operating loss attributable to CMT for the quarter ended December 31, 2005 was $170,183 compared to operating income of $645,007 for the quarter ended December 31, 2004, a 126% decrease in income. The decrease was due to the revenue earned on the contract to study and bank certain cell lines.
     Sentigen Biosciences. Operating loss attributable to Sentigen Biosciences for the year ended December 31, 2005 was $1,353,968, a 36% decrease when compared to the operating loss of $2,114,737 for the year ended December 31, 2004. The decrease during the year was primarily due to lower research and development costs and less stock-based compensation costs attributable to scientific consultants during the year ended December 31, 2004.
     Operating loss attributable to Sentigen Biosciences for the quarter ended December 31, 2005 was $223,101, a 43% decrease when compared to the operating loss of $393,995 for the quarter ended December 31, 2004. The decrease during the quarter was primarily due to lower research and development costs associated with our research programs.
     Corporate. Operating loss attributable to corporate holding company expenses for the year ended December 31, 2005 was $2,260,982. This compares to a loss attributable to corporate holding company expenses of $2,087,159 for the year ended December 31, 2004. The increase is primarily attributable to higher personnel and professional fees, commercial insurance costs, and licensing fees.
     Operating loss attributable to corporate holding company expenses for the quarter ended December 31, 2005 was $739,909. This compares to a loss attributable to corporate holding company expenses of $484,197 for the quarter ended December 31, 2004. The increase of 53% is primarily attributable to higher severance costs, personnel and professional fees, and commercial insurance costs.
Cash and Working Capital
     At December 31, 2005, the Company had $106,622 in cash and cash equivalents, U.S. Treasury Notes at market value of $13,378,020, and working capital of $11,846,492. On February 22, 2005 we purchased a $5,000,000 face value, 3.125% treasury note maturing on January 31, 2007 with a portion of the proceeds from the sale of CMT’s Specialty Media Division. It should be noted that substantial amounts of additional financing may be required either directly or through partnerships to fully commercialize the systems being worked on by Sentigen Biosciences. There is no assurance that such financing can be obtained on reasonable terms.

SENTIGEN HOLDING CORP. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
Income Statement Highlights:

	(Unaudited)
	For the Three Months Ended		For the Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenue
CMT	$1,073,096	$2,090,207	$5,807,680	$6,126,840

Sentigen Biosciences	284,651	112,286	864,099	188,213

	1,357,747	2,202,493	6,671,779	6,315,053

Income After Direct Costs
CMT	548,678	$1,379,495	$3,498,044	3,960,427

Sentigen Biosciences	138,573	40,567	391,760	65,444

	687,251	1,420,062	3,889,804	4,025,871

Operating income (loss)
CMT	$(170,183)	$645,007	$671,980	$1,342,984

Sentigen Biosciences	(223,101)	(393,995)	(1,353,968)	(2,114,737)

Parent company expenses	(739,909)	(484,197)	(2,260,982)	(2,087,159)

Operating loss	$(1,133,193)	$(233,185)	$(2,942,970)	$(2,858,912)

Loss from continuing operations	$(1,028,975)	$(214,034)	$(2,627,379)	$(2,766,839)

Income from discontinued operation, net of tax	11,135	234,871	4,846,257	1,052,319

Net loss	$(1,017,840)	$20,837	$2,218,878	$(1,714,520)

Basic and diluted loss per share from continuing operations	$(.14)	$(0.03)	$(0.35)	$(0.37)

Basic and diluted income per share from discontinued operation	$0.00	$0.03	$0.65	$0.14

Basic and diluted net income (loss) per share	$(.14)	$0.00	$0.30	$(0.23)

Basic and diluted weighted average of common shares outstanding	7,476,042	7,470,492	7,473,802	7,463,985

Balance Sheet Highlights:

	December 31,	December 31,
	2005	2004
Cash and cash equivalents	$106,622	$347,560

U.S. treasury notes	13,378,020	9,738,938

Total current assets	14,531,489	12,110,677

Total assets	15,600,243	13,388,743

Current maturities of long term debt	$219,914	$180,698

Current liabilities	2,684,997	2,541,296

Long-term debt	651,410	784,495

Total liabilities	3,336,407	3,325,791

Stockholder’s Equity	$12,263,836	$10,062,952